Exhibit 99.1

AUDITED FINANCIAL STATEMENTS

Georgetown Plaza Associates

Year ended December 31, 2005

with Report of Independent Registered Public Accounting Firm

Georgetown Plaza Associates

Audited Financial Statements

Year ended December 31, 2005

Report of Independent Registered Public Accounting Firm

To the Partners

Georgetown Plaza Associates

We have audited the accompanying balance sheet of Georgetown Plaza Associates as of December 31, 2005 and the related statements of operations and comprehensive loss, partners’ equity (deficit) and cash flows for the year then ended. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Partnership’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, financial statements referred to above present fairly, in all material respects, the financial position of Georgetown Plaza Associates at December 31, 2005, and the results of its operations and its cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Stamford, Connecticut

March 17, 2006

Georgetown Plaza Associates

Balance Sheet

December 31, 2005

Assets
Property and equipment	$125,348,168
Accumulated depreciation and amortization	(44,726,892)

Net property and equipment	80,621,276

Cash and cash equivalents	2,404,347
Accounts receivable (less allowance of $20,000)	2,563,331
Inventories	492,109
Due from related parties	350,400
Prepaid expenses	253,445
Other assets	1,786,528
Goodwill	14,266,780

Total assets	$102,738,216

Liabilities and partners’ equity
Liabilities:
Mortgage notes payable	$61,668,683
Notes payable to partners	22,596,266
Line of credit	2,000,000
Due to related parties	618,404
Accrued renovation costs	3,562,101
Accounts payable and accrued liabilities	8,484,478

Total liabilities	98,929,932

Partners’ equity	3,808,284

Total liabilities and partners’ equity	$102,738,216

The accompanying notes to the financial statements are an integral part of these statements.

Georgetown Plaza Associates

Statement of Operations and Comprehensive Loss

Year ended December 31, 2005

Revenues:
Rooms	$14,425,518
Food and beverage	11,697,203
Other hotel operating revenue	3,651,820
Other	787,886

Total revenues	30,562,427

Operating costs and expenses:
Rooms	5,512,930
Food and beverage	11,212,661
Other departmental expenses	2,672,214
Administrative and general	4,628,874
Marketing	3,112,552
Property operation, maintenance and energy costs	4,500,944
Management fees – hotel manager – affiliate	869,970
Management fees – related party	174,018
Depreciation and amortization	5,280,190
Taxes and insurance	1,483,604
Interest:
Financial institutions	2,806,084
Partner loans - related party	3,279,341

Total operating costs and expenses	45,533,382

Net loss	(14,970,955)

Unrealized gain on interest rate hedge	286,147

Comprehensive loss	$(14,684,808)

The accompanying notes to the financial statements are an integral part of these statements.

Georgetown Plaza Associates

Statement of Cash Flows

Year ended December 31, 2005

Operating activities
Net loss	$(14,970,955)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	5,280,190
Interest on notes payable to partners	3,279,341
Amortization of rent abatement allowances	1,829
Contractual lease increase amortization	33,324
Bad debt expense	17,100
Changes in assets and liabilities:
Accounts receivable	(1,273,016)
Inventories	(66,986)
Prepaid expenses and other assets	237,957
Due to/from related parties	(3,279,528)
Accrued renovation costs	3,562,101
Accounts payable and accrued liabilities	2,233,226

Net cash used in operating activities	(4,945,417)

Financing activities
Principal repayments of mortgage notes payable	(126,600)
Proceeds from mortgage notes payable	19,966,833
Partners’ contributions	13,570,000

Net cash provided by financing activities	33,410,233

Investing activities
Additions to property and equipment	(27,347,228)

Net cash used in investing activities	(27,347,228)

Net increase in cash and cash equivalents	1,117,588
Cash and cash equivalents at beginning of year	1,286,759

Cash and cash equivalents at end of year	$2,404,347

Supplemental disclosures of cash flow information
Reduction of notes payable to partners classified as partners’ contributions	$13,000,000

Cash paid for interest	$2,968,753

The accompanying notes to the financial statements are an integral part of these statements.

Georgetown Plaza Associates

Statement of Partners’ Equity (Deficit)

	Louis Dreyfus Property Group Inc.	LD Residual LLC	LDPG Queens	Total	Accumulated Other Comprehensive Income (Loss)
Balance at December 31, 2004	$(21,326,513)	$(42,568)	$13,292,173	$(8,076,908)	$(149,441)
Contributions	13,311,570	26,570	13,231,860	26,570,000
Net loss	(7,158,800)	(14,289)	(7,797,866)	(14,970,955)
Other comprehensive income–unrealized gain on interest rate hedge	143,360	286	142,501	286,147	286,147

Balance at December 31, 2005	$(15,030,383)	$(30,001)	$18,868,668	$3,808,284	$136,706

The accompanying notes to the financial statements are an integral part of these statements.

Georgetown Plaza Associates

Notes to Financial Statements

December 31, 2005

1. Basis of Presentation

Georgetown Plaza Associates (the “Partnership”) is a general partnership which owns and operates a “Four Seasons” hotel and additional commercial space in Washington, D.C. The partners are Louis Dreyfus Property Group Inc. (“LDPG”) (50.1% ownership), Louis Dreyfus Property Group (Queens) Corp. (“LDPG Queens”), a wholly-owned subsidiary of LDPG (49.8% ownership) and LD Residual LLC (.1% ownership), an affiliate of LDPG.

On June 3, 2004, LDPG Queens purchased a previous partner’s interest in the Partnership for $33 million (the “LDPG Queens purchase”). The carrying value of the property was increased by $20.6 million to reflect the fair value of the property and equipment and resulted in goodwill of $14.2 million; the push down of these costs decreased the partners’ deficit at December 31, 2004 by $34.5 million.

In October 2005, the Partnership commenced efforts to sell its principal assets (see Note 8–Subsequent Events).

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Property, Equipment and Depreciation

Property and equipment is stated at cost. Costs of improvement that extend the life of the property and equipment are capitalized; costs of normal repairs and maintenance are charged to expense as incurred. Depreciation and amortization are calculated on a straight-line basis over the estimated useful lives of the assets as follows:

Buildings	40 years
Building improvements and equipment	20 years
Furniture and fixtures	3–10 years
Tenant improvement allowances, other deferred leasing costs and rent abatement allowances	Over the terms of the respective leases

Georgetown Plaza Associates

Notes to Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

In August 2004, the Partnership removed 197 guest rooms from service (of 257 rooms) and began extensive renovations to these rooms. In October 2005, this area was substantially completed and 151 resized rooms were placed in service. Costs directly related to the renovation project have been capitalized. Mortgage interest of approximately $597,000 related to the renovation project was capitalized during 2005 and is reflected in property and equipment.

Cash and Cash Equivalents

Cash and cash equivalents include highly liquid investments with a maturity of three months or less at the time of purchase.

Accounts Receivable

Accounts receivable consists primarily of meeting and banquet room rental and hotel guest receivables. The Partnership generally does not require collateral. Accounts receivable and all receivables deemed uncollectible are written off. Ongoing credit evaluations are performed and an allowance for potential credit losses is provided against the portion of accounts receivable that is estimated to be uncollectible. Historically, credit losses have not been significant. The allowance for uncollectible accounts receivable is maintained at a level management considers adequate to provide for uncollectible accounts through assessment and periodic review of specific circumstances for patrons and tenants.

Inventories

Inventories are stated at the lower of cost (first-in, first-out method) or market. Normal replacement purchases are expensed as incurred. Inventories are comprised of the following:

2005
Food, beverage and supplies	$331,776
Linens, tableware and uniforms	160,333

$492,109

Georgetown Plaza Associates

Notes to Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Goodwill

Goodwill is the excess of the purchase price paid over the value of net assets of businesses acquired. The net goodwill balance is tested for impairment on an annual basis, or more frequently if impairment indicators arise, by comparing the fair value of each reporting unit to its carrying value. Fair values are determined by discounting future cash flows of the reporting unit, using a risk-adjusted discount rate, as developed by management.

Impairment of Long-lived Assets

Long-lived assets are assessed for possible impairment by comparing their carrying values to the undiscounted net cash flows expected to result from the use of the assets. Impaired assets would be written down to their fair values.

Revenue Recognition

Hotel revenue is recognized when rooms are occupied and as services have been performed. Hotel revenue primarily represents room rentals, food and beverage sales and other service revenue.

Minimum lease payments, including contractual increases, and rent abatement allowances under leases are recognized in operations as other revenue over the term of the individual leases, using the straight-line method. Lease payments received in advance are classified as deferred revenue. An accrual of contractual increases of $85,590 is included in prepaid expenses and other assets. Contingent lease revenues are accrued when earned.

Advertising Costs

Advertising costs (included in “Marketing”) are expensed as incurred.

Credit Risks

Financial instruments which potentially subject the Partnership to a concentration of credit risk consist principally of cash and guest and trade accounts receivable. Cash balances are exposed to credit risk since the Partnership periodically maintains balances in excess of federally insured limits. The Partnership limits these risks by selecting only

Georgetown Plaza Associates

Notes to Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

reputable financial institutions where cash deposits will be maintained and limiting investments to money market and mutual fund accounts. Concentration of credit risk with respect to guest and trade accounts receivable is limited due to the wide variety of customers and industries to which the Partnership’s services are sold, as well as the dispersion of customers across many geographic areas.

Partnership Allocation

Profits, losses and distributions of the Partnership are allocated in accordance with the partners’ ownership interests, except depreciation related to the LDPG Queens purchase which is solely allocated to LDPG Queens, until such time as the partners receive a stipulated return on their investments plus return of their investments. Thereafter, LD Residual LLC shares in an increasingly larger component of profits and distributions, subject to various conditions. Additional funding would be made in accordance with the partners’ ownership interests.

Capitalized Costs

Interest expense incurred during a renovation period is capitalized and depreciated over the lives of the renovated assets. Deferred financing fees represent the fees incurred in connection with the financing of the Partnership’s debt obligations and are amortized over the estimated term of the obligations.

Income Taxes

The Partnership is not subject to Federal income taxes and no provision for Federal income taxes is made in the financial statements. The Partnership’s operating results are included in the respective partners’ income tax returns.

Fair Value of Financial Instruments

Cash and cash equivalents, accounts receivable, accrued renovation costs, accounts payable and accrued liabilities and the revolving line of credit facility are carried at amounts which approximate fair value due to the short-term nature of these instruments. The fair value of the mortgage notes payable approximate their carrying value based on the short-term nature of their interest rate adjustments. The fair value of the notes payable to partners at December 31, 2005 approximates $25.7 million based on discounted cash flows using management’s estimates of the Partnership’s incremental borrowing rate for similar instruments.

Georgetown Plaza Associates

Notes to Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Derivative Instruments and Hedging Activities

The Partnership recognizes all derivatives as either assets or liabilities on the balance sheet and measures those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (i) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment or (ii) a hedge of the exposure to variable cash flows of a forecasted transaction. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and resulting designation.

Comprehensive Income (Loss)

Comprehensive income (loss) is a measure of all changes in equity of an enterprise that result from transactions or other economic events during the period other than transactions with partners. The Partnership’s accumulated other comprehensive income (loss) results from the mark to market of derivative financial instruments.

New Accounting Standards

In 2005, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations. Interpretation No. 47 clarifies that the term “conditional asset retirement obligation” as used in Statement of Financial Accounting Standard No. 143, Accounting for Asset Retirement Obligations, (“SFAS No. 143”) refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and/or method of settlement. Interpretation No. 47 is effective for fiscal years ending after December 15, 2005. The adoption of Interpretation No. 47 did not have a material effect on the Partnership’s financial statements.

Georgetown Plaza Associates

Notes to Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections (“SFAS No. 154”). SFAS No. 154 eliminates the requirement in Accounting Principles Board Opinion No. 20, Accounting Changes, to include the cumulative effect of a change in accounting principle in the income statement in the period of the change. Changes in accounting principle should be retrospectively applied by applying the new accounting principle as of the beginning of the first period presented as if that principle had always been used. SFAS No. 154 is effective for fiscal years beginning after December 15, 2005. The partnership does not believe that the adoption of SFAS No. 154 will have a material effect on its financial statements.

3. Property and Equipment

	Cost	Accumulated Depreciation and Amortization
December 31, 2005
Land	$13,613,217
Buildings	32,146,555	$15,307,435
Building improvements	51,980,378	11,958,980
Building equipment	68,847	39,209
Furniture and fixtures – hotel	26,731,386	16,780,260
Tenant improvement allowances	722,017	573,270
Other deferred leasing costs	26,069	11,843
Rent abatement allowances	59,699	55,895

	$125,348,168	$44,726,892

4. Financing

Mortgage Notes Payable

In April 2004, the Partnership refinanced its existing debt with a commitment totaling $60 million from two financial institutions (the “Senior Facility”) of which approximately $56.8 million has been advanced to date. No additional loan draws were available at December 31, 2005. The notes bear interest at either 2.50% over various London Interbank Offered Rates (“LIBOR”, effective rate of 6.8125% at December 31, 2005) or the Prime Rate at the Partnership’s election and is payable monthly. The notes mature in April 2009. The mortgage notes payable are secured by a deed of trust and security agreements on the land, building and improvements, furniture and fixtures, and by assignment of all space rental leases.

Georgetown Plaza Associates

Notes to Financial Statements (continued)

4. Financing (continued)

The Partnership entered into an interest rate hedging transaction (the “collar”) on June 1, 2004 with one of the mortgage lenders to limit exposure to rising interest rates. The collar has a notional value of $30 million with terms that require quarterly cash settlements should the one month LIBOR exceed 4.50% or be less than 3.65% (prior to May 2005, less than 2%) and terminates on June 1, 2007. The Partnership designated the collar as a cash flow hedge, in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. The collar is recorded at fair value on the balance sheet, with the effective portion of the change in fair value being reflected in other comprehensive income (loss) and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. The fair value of the collar at December 31, 2005 was an asset of $136,706 and is included in other assets.

The Partnership has a $5 million debt facility from Four Seasons Hotels Limited (“Four Seasons”) to fund hotel renovations. The facility was fully drawn in January 2005, and bears interest at 5%. Interest and principal is payable quarterly from positive cash flow, with a maximum annual principal amortization of $1 million. No repayments were made during 2005. The loan matures in April 2009. The renovation loan is secured by a second deed of trust and security agreements on the land, building and improvements, furniture and fixtures, and by assignment of all space rental leases, which are subordinate to the Senior Facility. As of December 31, 2005, there was accrued interest outstanding of approximately $237,000, which is included in accounts payable and accrued liabilities.

Principal repayments for mortgage notes payable over the next five years are as follows:

2006	$795,970
2007	862,031
2008	933,579
2009	59,077,103

$61,668,683

Notes Payable to Partners

The Partnership has borrowed funds from its partners on a pro rata basis with each partner’s ownership interest. The notes are unsecured and bear interest at 12%, compounded quarterly and mature on December 31, 2008. The loan agreements provide for additional loans of up to a total of $50 million. As of December 31, 2005, there was accrued interest outstanding of approximately $700,000, which is included in accounts payable and accrued liabilities.

Georgetown Plaza Associates

Notes to Financial Statements (continued)

4. Financing (continued)

Line of Credit

The Partnership has a $2 million, unsecured, revolving line of credit facility, which bears interest at .25% over the Prime Rate (effective rate of 7.50% at December 31, 2005) and expires on May 30, 2006.

5. Management Agreements and Related Party Transactions

Pursuant to a hotel management agreement, the Partnership has contracted with Four Seasons for various services relating to the management of the hotel. Based upon a formula established in the hotel management agreement, the Partnership incurred the following fees:

2005
Management fees (based on 3% of net revenues of the hotel)	$869,970
Asset management fees (based on .5% of net revenues of the hotel)	$148,873
Corporate sales and marketing fee (based on a percentage of net revenues of the hotel)	$303,800
Corporate advertising, reservation and purchasing fees	$265,400

The Partnership has contracted for employee services from an affiliate of Four Seasons, and provides reimbursement of compensation and benefits. The Partnership reimburses 3% of compensation to a multi-employer 401(k) plan as well as certain profit sharing amounts for certain non-union employees. Expenses related to this plan were $355,000 in 2005. There are also non-qualified plans for key employees. Expenses related to these plans were $29,600 in 2005. In 2005, Four Seasons terminated a defined benefit “general managers” plan, which has been replaced by a defined contribution plan. The Partnership’s share of the termination paid to Four Seasons was $516,960.

Georgetown Plaza Associates

Notes to Financial Statements (continued)

5. Management Agreements and Related Party Transactions (continued)

Pursuant to the hotel management agreement, the Partnership was required to make a non-interest bearing mortgage loan to a key employee of Four Seasons. As of December 31, 2005, approximately $350,400 is due from the key employee. Amounts are to be repaid in incremental monthly installments through 2019 as follows:

2006	$14,000
2007	18,000
2008	20,000
2009	22,000
2010	24,000
Thereafter	252,400

$350,400

The Partnership also reimburses an affiliate of LDPG for certain operating expenses and pays a management services fee equal to 3% of its revenue on leased space. In 2005, this fee amounted to approximately $25,100. As of December 31, 2005, approximately $618,000 is due to this affiliate.

During 2005, the Partnership also paid an affiliate of LDPG $400,000 for development fees earned as part of the hotel renovation. These fees were capitalized and are reflected in property and equipment.

6. Commitments and Contingencies

In November 2004, the Partnership entered into a contract for the renovation project for $17.1 million, subject to increases in contractor cost or decreases in scope of work. Negotiations are ongoing to finalize change order amounts submitted by the general contractor.

The Partnership is a party to legal proceedings arising in the ordinary course of business. While the final results of these proceedings cannot be predicted with any certainty, the Partnership believes that the ultimate outcome of these proceedings will not have a material effect on the Partnership’s financial position, liquidity or results of operations.

Georgetown Plaza Associates

Notes to Financial Statements (continued)

7. Future Lease Revenues

The minimum future lease revenues under tenants’ non-cancelable leases included in other revenue at December 31, 2005 are as follows:

2006	$804,708
2007	749,370
2008	86,744
2009	88,912
2010	91,136
Thereafter	456,068

$2,276,938

In addition, the leases provide for escalations principally based on increased real estate taxes.

8. Subsequent Events

On January 13, 2006, the Partnership converted to a Delaware limited liability company, LD Georgetown Plaza Associates LLC (the “Company”). LDPG assigned 1% of its equity and partner loans to LD Property Management, Inc., who was designated as the sole managing member. There is no impact to the Partnership, other than the renaming of partners’ equity to members’ equity.

On March 1, 2006, the Company sold its principal assets and net working capital for approximately $169 million. All debt was repaid at or shortly after closing and the collar was terminated.